UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2014

Marriott Vacations Worldwide Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35219	45-2598330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6649 Westwood Blvd., Orlando, FL	32821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (407) 206-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Disposition of Land in Abaco, the Bahamas

As previously disclosed in a Quarterly Report filed April 29, 2014, a subsidiary of Marriott Vacations Worldwide Corporation (the “Company”) entered into an agreement to sell undeveloped and partially developed land, an operating golf course, spa and clubhouse and related facilities, in Abaco, the Bahamas (the “Abaco Property”). On December 11, 2014, pursuant to a purchase and sale agreement (the “Abaco Purchase and Sale Agreement”) between the seller, The Abaco Club RC, Ltd. (the “Abaco Seller”), and Abaco Club Investments, LLC (the “Abaco Buyer”), the Abaco Buyer purchased the Abaco Property for a purchase price of approximately $10 million in cash (the “Abaco Transaction”). Upon the closing of the Abaco Transaction, all claims asserted against the Company in the previously disclosed matter initiated in June 2013 by owners of 35 residences and lots at The Abaco Club were dismissed with prejudice. The Company expects to record a non-cash loss of approximately $24 million in the fourth quarter of 2014 related to the completion of the Abaco Transaction and settlement of this litigation.

Disposition of Land in Kauai, Hawaii

As previously disclosed in a Current Report filed April 29, 2014, two subsidiaries of the Company entered into an agreement to sell undeveloped and partially developed land, an operating golf course and related assets in Kauai, Hawaii (the “Kauai Property”). Pursuant to a purchase and sale agreement (the “Kauai Purchase and Sale Agreement”) between the sellers, Kauai Lagoons LLC and MORI Golf (Kauai), LLC (the “Kauai Sellers”) and Tower Development Inc. and Lifestyle Retail Properties LLC (the “Kauai Buyers”), the Kauai Sellers agreed to sell the Kauai Property to the Kauai Buyers for a purchase price of $60 million in cash (the “Kauai Transaction”).

On December 31, 2014, pursuant to a subsequent modification to the Kauai Purchase and Sale Agreement, the Kauai Buyers purchased a portion of the Kauai Property for a purchase price of $40 million in cash and agreed to purchase the remaining portion of the Kauai Property (the “Remaining Property”) for $20 million in cash no later than April 30, 2015, unless the Kauai Buyers and the Kauai Sellers mutually agree prior to March 31, 2015 to enter into an “alternative arrangement” regarding the Remaining Property. The Company expects to record a gain of $3 million in the fourth quarter of 2014 as a result of the completion of this first portion of the Kauai Transaction.

If the Kauai Buyers and the Kauai Sellers fail to enter into an “alternative arrangement” regarding the Remaining Property on or before March 31, 2015, then the Kauai Buyers will be obligated to acquire the Remaining Property on the terms described above and the Company would record an additional gain at that time. An “alternative arrangement” means any arrangement in lieu of the acquisition of the Remaining Property by the Kauai Buyers as contemplated by the Kauai Purchase and Sale Agreement, including, without limitation, an arrangement under which the Kauai Buyers would develop timeshare units on the Remaining Property and the Company would purchase the completed timeshare units on a turn-key basis at agreed upon terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT VACATIONS WORLDWIDE CORPORATION
(Registrant)

Date: January 8, 2014	By:	/s/ John E. Geller, Jr.
	Name:	John E. Geller, Jr.
	Title:	Executive Vice President and Chief Financial Officer